CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (relating to the 2008 Stock Compensation Plan) of our report dated April 14, 2008, relating to the financial statements of Salamon Group, Inc. (the “Company”) as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB/A of Salamon Group, Inc. for the year ended December 31, 2007.

KMJ | Corbin & Company LLP

Irvine, California
August 20, 2008

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